EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-135669 of our reports dated December 15, 2005, relating to the consolidated financial statements of Coherent, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Coherent, Inc. for the year ended October 1, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 2, 2006